Exhibit 99.1 Press Release
Penske Automotive Group, Inc., 2555 Telegraph Rd. Bloomfield Hills, MI 48302

FOR IMMEDIATE RELEASE

PENSKE AUTOMOTIVE COMPLETES REDEMPTION OF 5.75% SENIOR SUBORDINATED NOTES DUE 2022

BLOOMFIELD HILLS, MI, October 1, 2020 – Penske Automotive Group, Inc. (NYSE:PAG), a diversified international transportation services company, today announced that it has completed the redemption of all of its $550 million in aggregate principal amount of 5.75% Senior Subordinated Notes due 2022 (“the 2022 Notes”). The redemption was principally funded with the proceeds from the issuance of $550 million aggregate principal amount of 3.5% Senior Subordinated Notes due 2025 which was completed in August 2020.

The redemption of the 2022 Notes will reduce the company’s future interest expense by approximately $12.0 million annually and extends the maturity of $550 million in senior subordinated debt by three years from 2022 to 2025.

About Penske Automotive

Penske Automotive Group, Inc., (NYSE:PAG) headquartered in Bloomfield Hills, Michigan, is an international transportation services company that operates automotive and commercial truck dealerships principally in the United States, the United Kingdom, Canada, and Western Europe, and distributes commercial vehicles, diesel engines, gas engines, power systems and related parts and services principally in Australia and New Zealand. PAG is a member of the Fortune 500, Russell 1000, and Russell 3000 indexes, and is ranked among the World’s Most Admired Companies by Fortune Magazine. For additional information, visit the company’s website at www.penskeautomotive.com.

Inquiries should contact:

248-648-2810 jcarlson@penskeautomotive.com	248-648-2540 tpordon@penskeautomotive.com
J. D. Carlson Executive Vice President and Chief Financial Officer 248-648-2810 jcarlson@penskeautomotive.com	Anthony R. Pordon Executive Vice President Investor Relations and Corporate Development 248-648-2540 tpordon@penskeautomotive.com

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